Exhibit 10.43=

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 30th day of December 2022

BETWEEN:

IVANHOE ELECTRIC INC., a Delaware corporation. having an office at Suite 606-999 Canada Place, Vancouver, British Columbia, Canada, V6C 3E1

(the "Company")

AND:

STEPHANI TERHORST,residing at United States (the "Employee”)
WHEREAS:

(A)Ivanhoe Electric Inc. is a technology-led mineral exploration company with corporate offices located in Vancouver, British Columbia, Canada, Casa Grande, Arizona, and to be established in Phoenix, Arizona. Through subsidiaries and investment, the Company funds and manages exploration programs in several jurisdictions globally but with a focus on the United States;

(B)the Company wishes to engage the Employee as the Vice President, Human Resources of the Company;

(C)the Employee's payroll and benefit plans and other related employee costs provided hereunder may be administered by Global Mining Management Corporation ("Global"), and if so administered all related costs will be paid by the Company in accordance with the Global Mining Management Corporation Shareholders' Corporate Management and Cost Sharing Agreement dated December 4. 2013. as amended January 1, 2016;

(D)the Company wishes to employ the Employee and the Employee wishes to be employed by the Company on the terms of this Agreement; and

(E)the Parties hereto wish to enter into this Agreement for the purpose of fixing the compensation and terms applicable to the employment of the Employee during the period hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that the Company and the Employee (collectively the "Parties"), as Parties hereto, in consideration of the respective covenants and agreements on the part of each of them, herein contained, and each intending to be legally bound hereby, do hereby covenant and agree as follows:

Section 1    Employment

1.1The Company hereby engages the Employee, and the Employee acknowledges and agrees, to perform the function of Vice President, Human Resources of the Company (the "Position"), initially based in McKinney, Texas reporting to the President and Chief Executive Officer of the Company (the "CEO").

1.2In fulfilment of the Position, the Employee will carry out such duties and responsibilities as are customarily performed by persons in such role within the industry and such other duties as the Company or the CEO may assign from time to time. The Company reserves the right to amend the Employee's duties, responsibilities and powers from time to time in its sole discretion.

1.3The Employee will be expected to travel outside of the work location where currently based, to the Company's offices, project sites and other locations as required. The Company will establish a corporate headquarter office in Phoenix, Arizona ('Phoenix Office"), and accordingly, the Employee is expected to relocate to the Phoenix area and work from the Phoenix Office in the future. The timing of such relocation to the Phoenix area by the Employee will be subject to further agreement between the Company and the Employee, each acting reasonably, and based upon the prevailing work requirements at the time and Employee's personal considerations. In any event, the relocation to the Phoenix area shall take place before December 31, 2023, unless otherwise agreed between the Company and the Employee. The costs associated with such relocation to the Phoenix Office will be paid by the Company, the particulars of which will be subject to further agreement between the Company and the Employee, each acting reasonably.

Section 2    Term

This Agreement will be effective from March 1, 2023 and will remain in full force and effect until terminated as hereinafter provided (the "Term").

Section 3    Responsibility

Subject to the approval and/or ratification of the Board of Directors (the "Board") in accordance with Company policies regarding delegation of authorities and the CEO, the Employee will have the authority and duty to perform and carry out such duties and responsibilities as are customarily carried out by persons holding similar positions in other companies comparable in size to the Company and such additional and related duties as may from time to time be assigned, delegated, limited or determined by the Board and/or the CEO.
Section 4    Other Activities

4.1The Employee's employment hereunder shall be substantially full-time and exclusively for the benefit of the Company, except as permitted herein.

4.2The Employee agrees not to undertake, or be engaged in the performance of, any work, services or other business activity (which does not include charitable or philanthropic endeavors that do not materially interfere with the Employee's employment hereunder), directly or indirectly, for any other person, firm, company, other legal entity or governmental agency or organization, with the exception of the Employee's employment with the Company unless it is determined by prior written approval of the Board or the CEO that such activities will not interfere with, or impede, in any significant manner the performance of Employee's duties in the Position, and further provided that:

(a)before the Employee can engage in any work, services or other business activity which involves the Employee owning or acquiring any interest in excess of five percent, directly or indirectly, in any mining or technology company or the rendering of any advice or service to another person,

(b)partnership or other legality or a joint venture engaged in the business of exploring for and/or mining minerals, the Employee must disclose full particulars thereof in writing to the Board and the CEO, and, within 15 days after the date of such disclosure, the Employee must receive from the Board or the CEO a decision that such activities by the Employee will not, in the opinion of the Board or the CEO, interfere or be in conflict with the Employee's performance of her duties to the Company hereunder. If a decision is not received from the Board or the CEO within such 15- day period, the activities will be deemed to interfere or be in conflict with the Employee's performance of her duties to the Company hereunder unless and until a contrary decision is received from the Board or the CEO, and

(c)before engaging in any work, services or business activity other than the kind described in sub paragraph (a) of this Section 4., the Employee shall have disclosed same in writing to the Board; and

(d)notwithstanding the foregoing, the Employee may engage in work for an affiliate of the Company, including serving on the board of directors of any affiliate, consistent with her responsibilities for the Company to the extent agreed by the Board or the CEO.

4.3The Employee shall refer to the Board and the CEO any and all facts, matters and transactions that may adversely affect the Employee's relationship with the Company or the Employee's ability to perform her duties, or in respect of which an actual or potential conflict of interest between the Employee and the Company has arisen or may arise, and the Employee shall not proceed with any such matter or transaction until the Board's approval therefor is obtained. For purposes of clarification, this provision is not intended to limit in any way the Employee's other fiduciary obligations to the Company that may arise in law or in equity.

4.4Without limiting the generality of the foregoing, the Employee acknowledges, covenants and agrees that under no circumstances will her provision of services in the Position involve or include, nor will the Employee be asked by any director or officer of the Company to engage in, any activities contrary to the Corruption of Foreign Public Officials Act (Canada) or the United States Foreign Corrupt Practices Act and any other similar legislation in the jurisdiction in which the Employee is employed or to whose laws the Employee may be subject.

4.5The Employee shall adhere to the Company's policies in effect from time to time.

Section 5    Compensation

5.1In consideration of the performance by the Employee of her responsibilities and duties in the Position hereunder:

(a)    The Company shall pay the Employee the sum of Two Hundred and Sixty Thousand United States Dollars ($260,000) (the "Base Salary") per year. The Base Salary and all other forms of compensation payable hereunder are subject to deduction for all applicable taxes, payroll deductions and withholdings required by law and otherwise in accordance with the payroll practices of the Company for similarly situated employees of the Company.
(b)The Base Salary will be reviewed annually and, if increased or decreased, such increased or decreased amount shall be the Base Salary hereunder provided however that the Base Salary may only be decreased as part of a general executive or company-wide reduction for cost savings or similar requirements.
(c)The Employee will be eligible to participate in the compensation plans of the Company in effect from time to time, subject to the terms of the applicable plans.

(d)The Employee will be eligible on an annual basis to receive short term and long term incentive awards, with a short-term bonus target of 50% of Base Salary ("Short Term Bonus") and a long-term bonus target of 70% of Base Salary for 2023, based on the terms and conditions of the Company's then effective annual incentive and equity-based incentive plans or programs as adopted by the Board upon recommendation by its Compensation Committee and contingent upon the degree of achievement of any applicable performance goals. Equity plans ("Equity Plans") shall include but not be limited to the 2022 Long Term Incentive Plan and associated award agreements, including but not limited to the Restricted Stock Unit Award Agreement and the Stock Option Agreement, and any similar agreements entered by the Parties hereafter. Targets for short term and long-term incentive awards will be reviewed and established by the Board and the Compensation Committee on an annual basis.

(i)The amount of the Short-Term Bonus that will be earned shall be determined based upon performance criteria and targets established by the Board and the Compensation

Committee, and the achievement and/or satisfaction of such criteria and targets during the time employed. For example, if Employee is employed for a partial year, Employee shall receive the Short-Term Bonus on a pro rata basis that considers the degree of achievement and/or satisfaction of performance criteria and targets prior to Employee's separation from service and the number of months worked divided by the total number of months in the reporting year, subject to (ii) below.

(ii)Employee shall be entitled to receive the Short-Term Bonus regardless of employment status on the date the Short-Term Bonus is calculated or paid provided, however, that no Short-Term Bonus will be earned if the Employee's employment is terminated for Cause or by reason of voluntary termination.

(e)As soon as practicable after the effective date of this Agreement, the Company will make an initial grant of stock options ("Options") to the Employee under its equity incentive plan and in accordance therewith, such number of Options to equal 100,000 with a strike price of not less than $11.75 USO per share or at least equal to the fair market value per share on the date of grant if the market value is greater than $11.75 USO per share on the date of grants, designated to the extent permissible in the award agreement as Incentive Stock Options with the remainder as Nonqualified Stock Options. Options and any future grant of Restricted Stock Units ("RSUs") will vest in accordance with the terms of the applicable Equity Plans.

(f)The Employee will be eligible to participate in employee benefit plans (including health, medical, dental, and other insurance benefits} from time to time in effect for similarly situated employees of the Company, except to the extent such plans are duplicative of benefits otherwise provided to the Employee. The Employee's participation will be subject to the terms of the applicable plan documents and generally applicable policies of the Company. Employee's health and medical benefits coverage shall begin on the effective date of this Agreement.

Section 6    Expenses
The Company will reimburse the Employee for any and all reasonable and documented expenses actually and necessarily incurred by the Employee in connection with the performance of her duties under this Agreement, including reasonable travel and lodging expenses associated with commuting from McKinley, Texas to Phoenix, Arizona until December 31, 2023, in accordance with the policies of the Company in effect from time to time. The Employee will furnish the Company with an itemized account of her expenses in such form or forms as may reasonably be required by the Company and at such times or intervals as may be required by the Company. To the extent that any reimbursements payable to Employee are subject to the provisions of Section 409A of the Code: (a} any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b} the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

Section 7    Vacation

7.1.The Employee will be entitled to a paid vacation of twenty-five (25) days within each calendar year period, pro-rated for partial calendar years, during the Term of this Agreement, to be calculated from the date of commencement of employment set forth in Section 2 herein. This vacation must be taken at such times that do not adversely compromise the Employee's performance of her duties under this Agreement.

7.2.Subject to applicable employment standards legislation, the Employee may carry forward a maximum of ten (10) days' vacation from one entitlement year to the next. Any such vacation carried forward must be taken by 15 March of the subsequent year. Any unused vacation in excess of ten (10) days will be forfeited.

7.3.All other responsibilities and rights (if any) of Employee relating to accrual of vacation benefits, requesting and using vacation benefits, and receipt of payment for accrued, unused vacation benefits upon separation from employment shall be governed by the terms and conditions of the Company's applicable policies, practices, and procedures, subject to applicable employment standards legislation.

Section 8    Indemnity

The Company shall defend, indemnify and hold harmless the Employee from any and all claims, damages, losses or costs to the extent provided by applicable law and the Company's organizational documents, including but not limited to, those relating to loss or damage to property, or injury to, or death of any person or persons arising from or out of the Employee's performance of her obligations under this Agreement.

Section 9    Consent to Use Personal Information

9.1.The Employee acknowledges and agrees that the Company has the right to collect, use and disclose the terms and conditions of her employment and any other identifying personal information required to be disclosed for reporting or business purposes or otherwise by law, including:

(a)ensuring that she is paid for her services to the Company;

(b)administering any benefits to which she is or may become entitled to, including bonuses, medical, dental, disability and life insurance benefits, and/or annual bonuses and long-term incentive securities. This shall include the disclosure of her personal information to any insurance company and/or broker or to any entity that manages or administers the Company's benefits on behalf of the Company, subject to applicable laws;
(c)compliance with any regulatory reporting and withholding requirements relating to her employment; and

(d)in the event of a sale or transfer of all or part of the shares or assets of the Company, disclosing to any potential acquiring organization solely for the purposes of determining the value of the Company and its assets and liabilities and to evaluate the Employee's position in the Company. If the Employee's information is disclosed to any potential acquiring organization, the Company will require the potential acquiring organization to agree to use the information solely for the purpose of evaluating the Company and to protect the privacy of Employee's information in a manner that is consistent with any policy of the Company dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time.

9.2.The Employee may withdraw her consent provided herein at any time. The Employee acknowledges that if she withdraws her consent, her entitlement to certain employment benefits provided by the Company may be negatively affected and in the event of a sale of business, the acquiring organization may not be in a position to offer continued employment due to a lack of personal information on the Employee.

Section 10    Termination

10.1This Agreement and the Employee's employment may be terminated as follows:

(a)By Employee on Voluntary Resignation: Upon receipt by the Company of the Employee's resignation, in writing, which shall be provided not less than three(3) months prior to the effective date of resignation. In these circumstances, during the 3-month notice period, the Employee shall receive as full and sole compensation: (i) Base Salary at the then current rate of pay; and {ii) reimbursements that are due and owing Employee or that were earned or accrued on or before the effective date of termination, (collectively the "Accrued Obligations") together with any rights under the Company's employee benefit plans, including equity or equity-based compensation plans, which shall be governed solely by the terms of the Equity Plans. Employee agrees to faithfully perform and discharge all of her duties and responsibilities under this Agreement throughout the notice period until the effective date of her employment termination. At any time after receiving notice of Employee's resignation, the Company shall have the sole option to relieve Employee of her duties and/or to restrict Employee from accessing Company facilities or systems, communicating with Company employees or third parties about work related matters, attending work-related events, or otherwise conducting business on Company's behalf. In all cases, the Employee will continue to be an employee throughout the notice period until the effective date of termination and will receive from the Company all Accrued Obligations through the effective date of resignation.

(b)By Company on Death or Disability of Employee: Forthwith on the death of the Employee or termination of service by reason of Disability, the Company shall have the right to terminate Employee by reason of "Disability" if Employee is unable to perform the essential functions of Employee's Position, with or without a reasonable accommodation, for either ninety (90) consecutive calendar days, or one hundred twenty (120) aggregate calendar days in a twenty four (24) month period, by reason of any mental or physical illness, condition, impairment or incapacity. In these circumstances, the Employee (or her estate) shall be entitled to receive as full and sole compensation in discharge of the Company's obligations to the Employee under this Agreement, the Accrued Obligations, the Short-Term Bonus, if any, determined pursuant to Section 5.l(d)(i) and (ii), together with any rights under the Company's employee benefit plans, including the Equity Plans.

(c)By the Company without Cause: By the Company at any time, and for any reason whatsoever upon written notice of three (3) months, the Employee agrees to faithfully perform and discharge all of her duties and responsibilities under this Agreement throughout the notice period until the effective date of her employment termination. At any time after delivering written notice of termination, the Company shall have the sole option to relieve Employee of her duties and/or to restrict Employee from accessing Company facilities or systems, communicating with Company employees or third parties about work-related matters, attending work-related events, or otherwise conducting business on Company's behalf. In all cases, the Employee will continue to be an employee throughout the notice period until the effective date of termination. Contingent upon the Employee's execution and non-revocation of a general mutual release of claims within twenty-one (21) days of termination in the form mutually agreed to by the Parties, or such other time period agreed to by the Parties, except for the Accrued Obligations which will be paid without regard to such release, on such a termination, the Employee will receive the following, as full and sole compensation in discharge of the Company's obligations to the Employee under this Agreement:

(i)the Accrued Obligations together with any obligations accrued and then owing under the Company's employee benefit plans;

(ii)a lump sum cash payment, less applicable withholdings, equal to 1.5 times Employee's annual Base Salary and 1.5 times the target annual bonuses for the year in which termination of employment occurs, which the Parties agree shall fully satisfy any Short Term Bonus payment owed pursuant to Section 5.l(d)(i) and (ii) hereof, payable on the forty-fifth (45th) day, or next succeeding business day if the 45th day is not a business day, following Employee's separation from service; and

(iii)the Employee's equity incentive awards will be governed in accordance with the terms of the applicable Equity Plans.
For greater certainty, this Section 10.l(c) shall not apply to a termination following a Change in Control under the circumstances provided for in Section 10.3(a).

(d)By the Company with Cause: The Company may terminate this Agreement, and Employee's employment hereunder, for Cause immediately upon written notice to Employee. In these circumstances, the Employee (or her estate) will be entitled to receive as full and sole compensation in discharge of the Company's obligations to the Employee under this Agreement, the Accrued Obligations together with any rights under the Company's employee benefit plans, including equity or equity-based compensation plans, which will be governed solely by the terms of such plans.

(e)For purposes of this Agreement, "Cause" shall be deemed to exist if any of the following circumstances exist, as determined by the Board, regardless of the timing of the precipitating events:

(i)Employee's willful failure to substantially perform her or her duties and responsibilities to the Company;
(ii)Employee's violation of a Company policy, after receiving thirty (30) days written notice from the Company of the precise policy and the Employee's conduct alleged to violate the policy, and Employee has failed to cure the violation within the 30-day notice period;
(iii)Employee's commission of any act of fraud, embezzlement, misappropriation, breach of fiduciary duty or duty of loyalty, dishonesty or any other intentional act of misconduct that has caused or is reasonably expected to result in material injury to the Company;
(iv)Employee has been convicted of or pied guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is (A) work-related, (B) impairs Employee's ability to perform services for the Company, or (C) results in reputational or financial harm to the Company;

(v)the unauthorized use or disclosure by Employee of any proprietary information or trade secrets of the Company or any other party to whom Employee owes an obligation of nondisclosure as a result of her Employment with the Company; or

(vi)Employee's breach of any of her or her obligations under any written agreement or covenant with the Company; or

(vii)the Employee has committed any act which results in either loss or damage to the Company or prejudice to its business standing or reputation, including any social media post or public comment made on the Internet or otherwise, or through the making of any disparaging comment or remark in any public forum or setting, provided, nothing herein prohibits Employee from making truthful statements protected by any State or Federal law.

(f)Notwithstanding the foregoing, the Employee's rights and entitlements with respect to any stock options and RSUs or any other equity incentive award or incentive bonus amount shall be in accordance with the relevant incentive plan(s).

10.2Notwithstanding Section 10.1(a) and (c), on or following the service of notice by either party for any reason to terminate this Agreement, the Company may at its sole and absolute discretion terminate the Employee's employment at any time and with immediate effect by providing the Employee all payments due in lieu of the notice period (or, if applicable, the remainder of the notice period) equivalent to the Base Salary at the date of termination for such period, in addition to the other Accrued Obligations required of the Company as set forth in Sections 10.1(a) and10.1(c).

10.3

(a)If a Change in Control occurs and, at any time during the twelve (12) month period following such Change in Control, either (i) there occurs a termination of the Employee's employment by the Company, other than for Cause, or (ii) the Employee resigns employment for Good Reason, contingent upon the Employee's execution and non-revocation of a mutual general release of claims within twenty-one (21) days of termination in the form mutually agreed upon by the Parties, or such other time period agreed to by the Parties, except for the Accrued Obligations which will be paid without regard to such release, the Employee shall be entitled to receive:

(i)the Accrued Obligations together with any rights under the Company's employee benefit plans;

(ii)a lump sum cash payment, less applicable withholdings, equal to eighteen (18) months of Employee's annual Base Salary plus one (1) additional month for each full year of service after the third (3rd) full year of service up a maximum of twenty-four (24) months annual Base Salary together with 150% of the Short Term Bonus for the year in which termination of employment occurs, payable on the forty-fifth (451h> day, or next succeeding business day if the 45th day is not a business day, following Employee's separation from service; and

(iii)Employee's equity incentive awards shall be governed in accordance with the terms of the applicable Equity Plans.

(b)For purposes of this Section 10.3, "Good Reason" means any of the following events, unless the Employee gives her express written consent thereto:

(i)a material adverse change in the Employee's Position as in effect immediately prior to a Change in Control. Such material adverse change shall mean a material diminution in the Employee's duties or authority or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such Position. Notwithstanding the foregoing, Good Reason shall not be deemed to occur upon a change in the Employee's duties or responsibilities that is solely a result of the Company no longer being publicly traded;

(ii)a material reduction by the Company in the Employee's annual Base Salary as in effect immediately prior to a Change in Control;
(iii)a material failure by the Company to continue in effect any employee benefit program in which the Employee is participating at the time of a Change in Control other than as a result of the normal expiration of any such employee benefit program in accordance with its terms as in effect at the time of a Change in Control or replacement of such benefit program with a comparable program, or the taking of any action, or the failure to act. by the Company which would materially and adversely affect the Employee's continued participation in any such employee benefit program on at least as favorable a basis to the Employee as on the date of a Change in Control;

(iv)the Company requiring the Employee to be based in a location more than 50 miles from where the Employee is based at the time of a Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Employee's business travel obligations in the ordinary course of business immediately prior to the Change in Control;
(v)the Company repudiating or breaching any of its material obligations under this Agreement; or

(vi)the Company requiring the Employee to report to a person of lesser authority or standing than that set forth in Section 1.1; provided that a general change in overall reporting structure bona fide entered into by the Company in the interests of improved management of its business and not limited to the individual Employee, shall not be a change in reporting responsibilities as contemplated by this clause.
(c)Notwithstanding the foregoing, to constitute Good Reason hereunder. the Employee must give notice to the Company within 30 days following the Employee's knowledge of an event constituting Good Reason describing the alleged failure or action by the Company in respect of the events set out in clauses (i) to (vi) above and advising the Company of the Employee's intention to terminate the Employee's employment for Good Reason. If the Employee fails to provide such notice within 30 days, such event shall not constitute Good Reason under this Agreement. Following receipt of such notice from the Employee, the Company shall then have 30 business days to take any required corrective action to rectify or rescind such event (and if such event is so rectified or rescinded, such event shall not constitute Good Reason) and to notify the Employee in writing that it has completed such rectification or rescindment, or to notify the Employee that it denies the occurrence of such event.
(d)A notice of resignation for Good Reason in accordance with the foregoing will be deemed to have occurred within the twelve (12) month period following a Change in Control provided the Employee gives the required notice to the Company prior to the end of such twelve (12) month period.

(e)The payments provided for in paragraph (a) under this Section 10.3 shall be inclusive of the Employee's entitlement to notice and severance pay at common law or by statute. The Company shall not be obligated to make any further payments under this Agreement, except for the payment of any reasonable expenses due and owing pursuant to Section 6.

(f)For the purposes of this Agreement, "Change in Control" means any of the following events occurring after the date hereof:

(i)a transaction or series of transactions whereby any "person" or related "group'' of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of theExchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing morethan 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; provided however that the following acquisitions shallnot constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 10.3(f)(iii)(I),10.3(f)(iii)(II) and 10.3(f)(iii)(llI);or (iv) in respect of an Award (as defined in the Company's Long Term Incentive Plan) held by a particular Holder,any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);

(ii)the Incumbent Directors, as defined in the Company's Long Term Incentive Plan, or successor plan, cease for any reason to constitute a majority of the Board;

(iii)the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(I)    which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

(II)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided however that no person or group shall be treated for purposes of this Section as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(III)after which at least a majority of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or

(IV)    the date which is 1O business days prior to the completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such payment (or portion thereof) shall only constitute a Change in Control for purposes of the payment if such transaction also constitutes a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(S).

(g)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to Employee or for Employee's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments {"Parachute Payments") within the meaning of Section 280G of the Code and would, but for this Section 10.3 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"). "Net Benefit" shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code. In the event that Executive receives reduced payments and benefits, the order in which they shall be reduced is the following: (i) cash payments under Section 10.3 that do not constitute deferred compensation within the meaning of Section 409A of the Code; (ii) cash payments under Section 10.3 that do constitute deferred compensation, in each case, beginning with the payment or benefits that are to be paid or provided the farthest in time from the effective date of Executive's termination of employment; and (iii) the rights to any acceleration of equity awards; in each case only to the extent that such reduction would eliminate or reduce the Excise Tax.

10.4The Employee agrees that the notice, pay in lieu of notice (or a combination thereof) together with the benefits set out in Sections 10.1(c) or 10.3 shall be in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Employee has or may have, whether pursuant to statute, common law or otherwise, against the Company and any of its directors, officers, employees, representatives, successors and assigns, arising out of the Employee's hiring, employment and the termination of the Employee's employment or this Agreement and the Employee expressly waives any and all entitlement to reasonable notice or pay in lieu thereof pursuant to common law. The amounts and benefits set out in Sections 10.l(c) and10.3 in excess of employment standards minimums are conditional upon the Employee executing a full and final release in favour of the Company, in a form acceptable to the Company.
10.5If this Agreement is terminated by either party while the Employee is on site at any work location other than where the Employee is otherwise based, regardless of the circumstances or the reason for termination, the Company will reimburse the Employee for her return flight home and any change fees that are incurred by the Employee.

Section 11    Directorships and Other Offices

11.1The Company may from time to time in its discretion require the Employee to be nominated and appointed as a director or other officer or manager of the Company or of any of its subsidiary companies, and the Employee agrees to comply with each such request.

11.2If the Employee is a director or other officer or manager of the Company or of any of its subsidiary companies, the Company is not obliged to ensure that the Employee remains a director or other officer or manager of the Company or any subsidiary. The removal of the Employee as a director of the Company by reason of election by the Company's shareholders, or removal of the Employee as a director of a subsidiary, or removal from that other office or management position will not amount to a breach of this Agreement or constitute Good Reason or constitute grounds for termination with Cause.

11.3If the Employee is at any time not a director of the Company or of any of its subsidiary companies, then the Employee shall not be entitled to and shall not hold herself out as a director and the removal of the term "Director" from the Employee's job title will not constitute a breach by the Company of this Agreement.

11.4Upon the termination of the Employee's employment by the Company for any reason (unless the Company in writing requires the Employee not to do so) the Employee hereby agrees to resign from and vacate each and every office as director of the Company or of any of its subsidiary companies and every other office or management position which she may hold in the Company or a subsidiary company to which she may have been appointed or elected, and for purposes hereof the Employee hereby irrevocably and unconditionally appoints any director of the Company or the company secretary of the Company as her agent or attorney to effect each such resignation.
11.5Notwithstanding the provisions of Section 11.4, the Company may request the Employee to retain her office as a director of the Company or a subsidiary notwithstanding the termination of her employment, in which case the Employee shall become a non-executive director of the Company or of its subsidiary companies and shall be entitled to receive compensation as a non-employee director of the Company or such subsidiary.

11.6The Employee hereby indemnifies the Company (and their respective officers, managers and employees) in respect of any claims, losses, costs or expenses whatsoever (including indirect and consequential damages) which may be suffered or incurred by any of them arising out of or in connection with the Employee refusing for any reason whatsoever to resign from and/or vacate any office as a director or other position contemplated in Section 11.4 for purposes of having to have the Employee removed as a director of the Company or a subsidiary company.

Section 12    Confidential Information

12.1The Employee agrees to keep the affairs and Confidential Information (as defined below) of the Company strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after her employment by the Company except as authorized in writing by the Board. "Confidential Information" includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company and which is not in the public domain or publicly available: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications; any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, including technical drawings and designs; any information relating to any mineral projects in which the Company has an actual or potential interest; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations. The Employee agrees not to use such information, directly or indirectly, for her own interests, or any interests other than those of the Company, whether or not those interests conflict with the interests of the Company, during or after her employment by the Company. The Employee expressly acknowledges and agrees that all information relating to the Company, whether financial, technical or otherwise shall, upon execution of this Agreement and thereafter, as the case may be, be the sole property of the Company, whether arising before or after the execution of this Agreement. The Employee expressly agrees not to divulge any of the foregoing information to any person, partnership, company or other legal entity or to assist in the disclosure or divulging of any such information, directly or indirectly, except as required by law or as otherwise authorized in writing by the Board. The provisions of Section 12 shall survive the termination of this Agreement.

12.2The Employee agrees that all documents of any nature pertaining to the activities of the Company, including Confidential Information, in the Employee's possession now or at any time during the Employee's period of employment, are and shall be the property of the Company and that all such documents and copies of them shall be surrendered to the Company when requested by the Company. The Employee shall be permitted to retain information that pertains to herself including her contacts.

Section 13    Non-Solicitation

13.1The Employee covenants and agrees that during her employment and for a period of twelve (12) months following the date of termination of her employment, however caused, the Employee willnot on her own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away an employee or officer of the Company, whether or not such person would commit any breach of their contract of employment by reason of leaving their service.

13.2Employee agrees that the restrictions, including the duration, scope and geographic area for each, established under the covenants contained in this Section 13 are fair, reasonable and necessary in order to protect the legitimate interests of the Company, that Employee is receiving adequate consideration under this Agreement for such obligations, and that such obligations will not prevent the Employee from earning a livelihood during the time periods covered by the restrictive covenants.

13.3In the event Employee has violated any of the covenants contained in this Section 13, the time period covered by the restrictive covenant shall be tolled during the period in which the violation was occurring.
13.4The Employee agrees that a breach by her of any of the covenants contained in this Section 13 would result in the Company suffering damages which could not adequately be compensated by monetary award. Accordingly, the Employee agrees that in the event of any such breach or threatened breach, in addition to all other remedies available at law or in equity, the Company will be entitled as a matter of right to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

13.5The Employee further agrees that a breach by her of any of the covenants contained in this Section 13 constitutes Cause to terminate the Employee's employment.

Section 14    Representations and Warranties

The Employee represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is currently a party or by which the Employee or Employee's property is currently bound.

Section 15    Governing Law

This Agreement shall be construed and enforced in accordance with the laws of Arizona, without reference to principles of conflicts of laws. Any action or proceeding brought by a party arising out of or in connection with this Agreement shall be brought solely in a court of competent jurisdiction located in Arizona. To the extent permitted by law, the parties agree not to contest such exclusive jurisdiction or seek the transfer of any action relating to such dispute to any other jurisdiction. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in Arizona.

Section 16    Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the relationship between the Company and the Employee and supersedes all prior arrangements and agreements, whether oral or in writing between the Parties hereto with respect to the subject matter hereof.

Section 17     Amendments

No amendment to or variation of the terms of this Agreement will be effective or binding upon the Parties hereto unless made in writing and signed by both of the Parties hereto.

Section 18     Assignment

This Agreement is not assignable by the Employee. This Agreement is assignable by the Company to any other company that controls, is controlled by, or is under common control with the Company. This Agreement shall ensure to the benefit of and be binding upon the Company and its successors and permitted assigns and the Employee and his heirs, executors and administrators.

Section 19    Survival

Any provision of this Agreement which expressly states that it is to continue in effect after termination of this Agreement or the Employee's employment, or which by its nature would survive the termination of this Agreement or the Employee's employment, shall do so, regardless of the manner or cause of termination.

Section 20    Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 21    Headings

The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

Section 22    Time of Essence

Time shall be of the essence in all respects of this Agreement.

Section 23    Notice

23.1Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, by electronic transmission, or if sent by prepaid registered mail to the intended recipient of such notice at their respective addresses set forth below or to such other address as may, from time to time, be designated by notice given in the manner provided in this Section:

(a)in the case of the Company:
Ivanhoe Electric Inc. #606 - 999 Canada Place
Vancouver, BC, Canada, V6C 3E1
Attention: Human Resources
Email: hrservices@ivancorp.com

(b)in the case of the Employee, at the address set forth on the first page hereof or

23.2Any notice hand-delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or,if such day is not a business day, then on the next business day following any such day. Any notice delivered by registered mail shall be deemed to have been given and received on the 10th business day following the date of mailing. In the case of facsimile transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the sender receives a transmission confirmation report or, if the sender's facsimile machine is not equipped to issue a transmission confirmation report, the recipient confirms in writing that the notice has been received. In the case of e-mail transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the recipient confirms by e-mail or telephone call that the notice has been received. Notwithstanding the above, no notice will be deemed to have been given to the Employee while on site or traveling to and from a site unless such notice is hand-delivered to the Employee, or the Employee confirms that she has received delivery of the notice by another method.

Section 24    Independent Legal Advice

The Employee agrees that she has had, or has had the opportunity to obtain, independent legal advice in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party.

Section 25    Counterparts

This Agreement may be executed in counterparts and shall become operative when each party has executed and delivered at least one counterpart.

Signature page to follow.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

IVANHOE ELECTRIC INC.

/s/ Taylor Melvin
Authorized Signatory

SIGNED by the Employee in the presence of

/s/ Stephani Terhorst
Stephani Terhorst

Witness

/s/ Benjamin Terhorst
Benjamin Terhorst